EMPLOYMENT AGREEMENT

This Employment Agreement (the “Agreement”) is effective as of November 8, 2010 (the “Effective Date”) by and between Cornerstone OnDemand, Inc., a Delaware corporation (the “Company”), and Steven Seymour (“Executive”).

RECITALS

WHEREAS, the Company wishes to continue to retain the services of Executive and Executive wishes to remain employed by the Company on the terms and subject to the conditions set forth in this Agreement;

NOW THEREFORE, in consideration of the foregoing recital and the respective undertakings of the Company and Executive set forth below, the Company and Executive agree as follows:

1.           Duties and Scope of Employment.  Executive will continue to serve as Executive Vice President of Strategic Accounts for the Company.  Executive shall have the authority generally allowed to persons discharging the duties of such positions.  Executive shall perform his duties faithfully and satisfactorily to the performance standards reasonably expected of a person in such positions.  Executive will render such business and professional services in the performance of his duties, consistent with Executive’s position within the Company, as will reasonably be assigned to him by the Company’s Chief Executive Officer.  Executive will devote substantially his full business efforts and time to the performance of Executive’s duties hereunder, provided however, that Executive may serve on outside board positions that are not competitive with the Company subject to the requirement that such service on outside boards of directors does not materially interfere with Executive’s performance of his duties under this Agreement and the Company’s Board of Directors (the “Board”) approves such board membership (which will not be unreasonably withheld).  The Company shall indemnify Executive to the same extent as it indemnifies all other officers under Delaware law and in accordance with the Company’s bylaws, as same may be amended from time to time (as a Company officer, such indemnification shall include Executive as a beneficiary of any insurance directors and officers liability insurance policies maintained by the Company). Executive’s principal place of employment shall be at the Company’s offices located at 1601 Cloverfield Boulevard., Suite 620 South, Santa Monica, California.

2.           At-Will Employment.  Subject to the terms hereof, Executive’s employment with the Company will be “at-will” employment and may be terminated by Company at any time with or without cause or with or without notice. However, as described in this Agreement, Executive may be entitled to severance benefits depending upon the circumstances of Executive’s termination of employment.

3.           Term of Agreement.  Subject to Section 2, this Agreement will have an initial term of three (3) years, commencing on the Effective Date.  On the third anniversary of the Effective Date, this Agreement will automatically renew for additional one (1) year terms unless either party provides the other party with written notice of non-renewal at least sixty (60) days prior to the date of automatic renewal.  Notwithstanding the foregoing, if a Change of Control should occur during the term of this Agreement, the term of this Agreement will automatically be extended for eighteen (18) months if there is less than eighteen (18) months remaining on the term of this Agreement at the time of the Change of Control.  If Executive becomes entitled to benefits under Section 9 during the term of this Agreement, this Agreement will not terminate until all of the obligations under this Agreement have been satisfied.

4.           Compensation.

(a)           Base Salary.  Executive shall receive an annual base salary of $285,000 (“Base Salary”) payable in accordance with the Company’s normal payroll practices.  In addition, upon the initial listing of any securities of the Company on a national securities exchange, Executive’s base Salary will be increased to $305,000.  Executive’s Base Salary shall be reviewed by the Company’s Board of Directors at least annually for increase (but not decrease) in light of Executive’s performance of his duties, external market conditions and the Company’s financial condition and performance.

(b)           Performance Bonus.  Effective for calendar year 2011, the Executive will qualify for an annual performance bonus with a target level of 70% of Base Salary up to a maximum of 105% of Base Salary based upon performance criteria as established by the Compensation Committee of the Board after consultation with Executive.  The Board or the Compensation Committee will endeavor in good faith to establish the annual performance bonus criteria by February 15th of each calendar year.  Any earned bonus will be paid as soon as practicable after the Board or the Compensation Committee determines that the bonus has been earned, but in no event will the bonus be paid after the later of (i) the fifteenth (15th) day of the third (3rd) month following the close of the Company’s fiscal year in which the bonus is earned or (ii) March 15 following the calendar year in which the bonus is earned.

(c)           Equity Awards.

(i)                 Effective November 7, 2010, Executive was granted an option to purchase one hundred ninety thousand (190,000) shares of Company common stock (the “Option”) with a per share exercise price equal to $6.51, the fair market value of a share of Company common stock on such date of grant as determined by the Board.  Subject to accelerated vesting upon certain terminations of employment as set forth herein, the Option will vest over four (4) years at a rate of one forth (1/4th) of the total number of shares subject to the Option becoming vested on the twelve (12) month anniversary of the grant date and one forty-eighth (1/48th) of the total number of shares subject to the Option becoming vested each month thereafter for the next thirty six (36) months subject to Executive’s continued employment with the Company through each scheduled vesting date.

(ii)                 Effective November 7, 2010, Executive was granted a restricted stock unit covering sixty thousand (60,000) shares of Company common stock (the “RSU”).  Subject to accelerated vesting upon certain terminations of employment as set forth herein, the RSU will vest over four (4) years with twenty thousand (20,000) RSUs becoming vested on November 7, 2012, twenty thousand (20,000) RSUs becoming vested on November 7, 2013, and twenty thousand (20,000) RSUs becoming vested on November 7, 2014, subject to Executive’s continued employment with the Company through each scheduled vesting date.  Each RSU represents the right to receive one share of Company common stock and the award will be settled in shares of Company common stock upon vesting.

(iii)                 In the event of a termination of employment either by the Company without Cause or by the Executive for Good Reason any unvested portion of the Option and RSU as of Executive’s termination date (after taking into account acceleration of vesting) shall remain outstanding but unvested until the three (3) month anniversary of such termination.  In the event a Change in Control occurs during such three (3) month period, the unvested portion of the Option and RSU shall become vested immediately prior to the occurrence of such Change of Control in accordance with Section 10(a).  The Option and RSU will be subject to the terms and conditions of the 2009 Stock Option Plan and the form of Stock Option and Restricted Stock Unit Agreements, as applicable, consistent with terms consistent of this Agreement.

(d)           Future Equity Awards.  Executive will be eligible to receive awards of stock options, restricted stock or other equity awards covering shares of Company common stock pursuant to any plans or arrangements the Company may have in effect from time to time, including but not limited to any focal grants.  The Board or the Compensation Committee will determine in its discretion whether Executive will be granted any such equity awards and the terms of any such award in accordance with the terms of any applicable plan or arrangement that may be in effect from time to time.

5.           Other Benefits.  Executive shall be entitled to participate in Executive benefit plans and programs of the Company, if any, on the same terms and conditions as other similarly-situated employees to the extent that Executive’s position, tenure, salary, age, health and other qualifications make Executive eligible to participate in such plans or programs, subject to the rules and regulations applicable thereto.

6.           Vacations; Holidays, Sick Days.  Executive shall be entitled to annual paid vacation (which shall be at least four (4) weeks per year), paid holidays, and paid sick leave in accordance with the Company’s applicable policies, which may change from time to time.  In addition, Executive shall receive Company holidays in accordance with the Company’s then current policies in effect from time to time for its other senior executive officers.  Vacation and sick-pay carry-over from year to year and the other employee benefits offered by the Company shall be subject to those limitations, if any, imposed under the Company’s standard policies governing same.

7.           Expenses.  The Company will reimburse Executive for standard business expenses pursuant to the Company’s standard policies in effect from time to time.  Executive shall be reimbursed for business-class air fare for all flights in excess of one hour.  The Company will reimburse Executive, or directly pay, reasonable attorney’s fees related to the negotiation and review of this Agreement and related documentation up to a maximum of $10,000 provided Executive submits the invoice for such attorney’s fees no later than February 12, 2011.  The Company shall reimburse the Executive for the attorney’s fees within thirty (30) days after Executive submits the invoice for such attorney’s fees to the Company, but in no event later than March 15, 2011.

8.           Definitions.

(a)           Cause.  “Cause” shall mean (i) an act of material dishonesty made by Executive in connection with Executive’s carrying out his job responsibilities to Company intended to result in substantial personal enrichment of the Executive, (ii) Executive’s conviction of, or plea of nolo contendre to a felony which the Board reasonably believes had or will have a material detrimental effect on the Company’s reputation or business, (iii) a willful act by the Executive which constitutes gross misconduct and which is injurious to the Company or its affiliates, (iv) Executive’s willful and material breach of this Agreement, including without limitation his intentional failure to perform his stated duties, and his continued failure to cure such breach to the reasonable satisfaction of the Board within 10 days following written notice of such breach to Executive from the Company, and (v) Executive’s material violation of a Company policy that results in a material detrimental effect on the Company’s reputation or business.

(b)           Change of Control.  “Change of Control” means the occurrence of any of the following:

(i)         A change in the ownership of the Company which occurs on the date that any one person, or more than one person acting as a group (“Person”), acquires ownership of the stock of the Company that, together with the stock held by such Person, constitutes more than 50% of the total voting power of the stock of the Company; provided, however, that for purposes of this subsection (i), the acquisition of additional stock by any one Person, who is considered to own more than 50% of the total voting power of the stock of the Company will not be considered a Change of Control; or

(ii)        A change in the effective control of the Company which occurs on the date that a majority of members of the Board (each, a “Director”) is replaced during any twelve (12) month period by Directors whose appointment or election is not endorsed by a majority of the members of the Board prior to the date of the appointment or election.  For purposes of this subsection (ii), if any Person is considered to be in effective control of the Company, the acquisition of additional control of the Company by the same Person will not be considered a Change of Control; or

(iii)       A change in the ownership of a substantial portion of the Company’s assets which occurs on the date that any Person acquires (or has acquired during the twelve (12) month period ending on the date of the most recent acquisition by such person or persons) assets from the Company that have a total gross fair market value equal to or more than 50% of the total gross fair market value of all of the assets of the Company immediately prior to such acquisition or acquisitions; provided, however, that for purposes of this subsection (iii), the following will not constitute a change in the ownership of a substantial portion of the Company’s assets: (A) a transfer to an entity that is controlled by the Company’s stockholders immediately after the transfer, or (B) a transfer of assets by the Company to: (1) a stockholder of the Company (immediately before the asset transfer) in exchange for or with respect to the Company’s stock, (2) an entity, 50% or more of the total value or voting power of which is owned, directly or indirectly, by the Company, (3) a Person, that owns, directly or indirectly, 50% or more of the total value or voting power of all the outstanding stock of the Company, or (4) an entity, at least 50% of the total value or voting power of which is owned, directly or indirectly, by a Person described in this subsection (iii)(B)(3).  For purposes of this subsection (iii), gross fair market value means the value of the assets of the Company, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets.

For purposes of this definition of Change of Control, persons will be considered to be acting as a group if they are owners of a corporation that enters into a merger, consolidation, purchase or acquisition of stock, or similar business transaction with the Company.

Notwithstanding the foregoing, a transaction will not be deemed a Change of Control unless the transaction qualifies as a change in control event within the meaning of Code Section 409A, as it has been and may be amended from time to time, and any proposed or final Treasury Regulations and Internal Revenue Service guidance that has been promulgated or may be promulgated thereunder from time to time.

Further and for the avoidance of doubt, the completion of an underwritten public offering of the Company’s common stock will not constitute a Change of Control and a transaction will not constitute a Change of Control if: (i) its sole purpose is to change the state of the Company’s incorporation, or (ii) its sole purpose is to create a holding company that will be owned in substantially the same proportions by the persons who held the Company’s securities immediately before such transaction.  In addition, a transaction must actually be consummated in order for there to be a Change of Control.

(c)           Disability.  “Disability” shall mean total and permanent disability as defined in Section 22(e)(3) of the Internal Revenue Code.

(d)           Good Reason.  “Good Reason” shall mean without Executive’s express written consent (i) a significant reduction or adverse change in Executive’s duties, position, reporting relationship or responsibilities, or the removal of Executive from such duties, position or responsibilities; (ii) a reduction by the Company in the Base Salary of Executive as in effect immediately prior to such reduction unless (a) such reduction is part of a salary reduction plan across the Company’s entire senior management team, (b) such reduction does not have a disproportionate effect on Executive in comparison to other members of the senior management team of the Company and (c) such reduction is not in excess of 10% of Executive’s Base Salary; (iii) a material reduction by the Company in the kind or level of benefits to which Executive was entitled immediately prior to such reduction with the result that Executive’s overall benefits package is significantly reduced disproportionally to other members of senior management; (iv) a material breach by the Company of a term of this Agreement or any other agreement between the Company and Executive, including the failure of the Company to obtain assumption of this Agreement by any successor; and (v) the relocation of Executive to a facility or a location more than thirty-five (35) miles from Executive’s then present employment location.  In addition, Executive must provide written notice to the Company of the existence of the one or more of the above conditions within ninety (90) days of its initial existence and the Company must be provided with thirty (30) days to cure the condition.  If the condition is not cured within such thirty (30) day period, the Executive must terminate employment within thirty (30) days of the end of such cure period in order to qualify as a termination for Good Reason.

9.           Severance Benefits.

(a)           Termination Following a Change of Control.  In the event Executive’s employment is terminated as a result of either (i) termination by the Company without Cause or (ii) termination by Executive for Good Reason during the period beginning three (3) months prior to the consummation of a Change of Control and ending eighteen (18) months following the consummation of a Change of Control (the “Change in Control Severance Period”), then:

(1)      Executive will receive: (i) a lump-sum payment equal to the sum of twelve (12) months of Executive’s then current Base Salary plus 100% of Executive’s full annual bonus for the year of termination at target level for the year in which the termination occurs (less applicable tax withholdings); (ii) 100% Company-paid premiums paid for continued health, dental and vision benefits for Executive (and any eligible dependents) under the Company’s health, dental and vision plans until the earlier of (x) twelve (12) months, (provided Executive validly elects to continue coverage under the Consolidated Omnibus Budget Reconciliation Act (“COBRA”) or (y) the date upon which Executive and Executive’s eligible dependents become covered under similar plans; and (iii) any bonuses earned prior to the termination of employment but not yet paid solely due to Company policy which shall be paid out at the earliest time as would not give rise to additional taxation under Section 409A of the U.S. Internal Revenue Code of 1986, as amended (the “Code”) and the final regulations and any guidance promulgated under Section 409A, as each may be amended from time to time (together, “Section 409A”);

(2)      all then unvested Company stock options, shares of the Company’s common stock granted to or held by Executive under buy-back provisions under the Company’s restricted stock, stock option and/or stock purchase or stock compensation plans and any other equity compensation awards shall become immediately vested and subject to exercise or, in the case of such shares as are subject to repurchase by the Company for the purchase price paid, no longer subject to such repurchase; and

(3)      the post-termination exercise period of all stock options shall expire on the earlier of (i) the expiration of the term of the stock option and (ii) the twelve (12) month anniversary of the termination date.

(b)           Termination without Cause or for Good Reason.  In the event Executive’s employment is terminated as a result of either (i) termination by the Company without Cause or (ii) termination by Executive for Good Reason at any time other than during the Change in Control Severance Period, then:

(1)      Executive will receive: (i) continuing payments of severance pay at a rate equal to his Base Salary rate, as then in effect, for twelve (12) months from the date of such termination in accordance with the Company’s normal payroll policies, (ii) 100% of Executive’s average actual annual bonus for the three-year period prior to the year during which the termination occurs (less applicable tax withholdings); (iii) 100% Company-paid premiums paid for continued health, dental and vision benefits for Executive (and any eligible dependents) under the Company’s health, dental and vision plans until the earlier of (x) twelve (12) months, (provided Executive validly elects to continue coverage under COBRA) or (y) the date upon which Executive and Executive’s eligible dependents become covered under similar plans; and (iv) any bonuses earned prior to the termination of employment but not yet paid solely due to Company policy which shall be paid out at the earliest time as would not give rise to additional taxation under Section 409A; and

(2)      Twelve (12) months of accelerated vesting with respect to all then unvested Company stock options, shares of the Company’s common stock granted to or held by Executive under buy-back provisions under the Company’s restricted stock, stock option and/or stock purchase or stock compensation plans and any other equity compensation awards shall become immediately vested and subject to exercise or, in the case of such shares as are subject to repurchase by the Company for the purchase price paid, no longer subject to such repurchase

(c)           Notwithstanding the Sections 9(a)(1)(ii) and 9(b)(1)(iii), if the Company determines in its sole discretion that it cannot provide the benefit without potentially violating applicable law (including, without limitation, Section 2716 of the Public Health Service Act), the Company will, in lieu thereof, provide to Executive a taxable monthly payment in an amount equal to the monthly COBRA premium that Executive would be required to pay to continue his group health coverage in effect on the last date of employment with the Company (which amount will be based on the premium for the first month of COBRA coverage), which will be made regardless of whether Executive elects COBRA continuation coverage and will commence in the month following the month in which the termination date occurs and will end at the times COBRA reimbursements would have otherwise ended.

(d)           All benefits described in Sections 9(a) and 9(b) shall be contingent upon Executive’s execution of a full release of claims against the Company in substantially the form attached to this Agreement as Exhibit B (the “Release”), the lapse of any statutory period for revocation of the Release, and the Release becoming effective in accordance with its terms.  In addition, all payments payable pursuant to Sections 9(a)(1)(i) and 9(b)(1)(i) above shall not be paid by the Company until the lapse of any statutory period for revocation of the Release, and such release becoming effective in accordance with its terms within fifty-two (52) days following the termination date.  Any severance payment to which Executive otherwise would have been entitled during such fifty-two (52) day period shall be paid by the Company in full on the fifty-third (53rd) day following Executive’s employment termination date or such later date as is required to avoid the imposition of additional taxes under Section 409A as set forth in Section 11.  In addition, such benefits will be subject to Executive continuing to comply with the terms of the Confidentiality Agreement and the provisions of this Agreement.

(e)           For purposes of this Section 9, Base Salary shall mean Executive’s Base Salary immediately prior to the termination date, or, if Executive resigned for Good Reason as a result of a material reduction in his Base Salary, his Base Salary as in effect immediately prior to such reduction.  If Executive should die before all amounts have been paid, such unpaid amounts shall be paid in a lump sum payment (less any withholding taxes) to Executive’s designated beneficiary, if living, or otherwise to the personal representative of Executive’s estate.

(f)           Non-Renewal of Agreement.  In the event that the Company provides notice to Executive pursuant to Section 3 to not extend the term of this Agreement (either the initial term or any automatic one-year extensions thereof) and no new employment agreement or arrangement is agreed upon by the Company and Executive in writing prior to the expiration of this Agreement, then the non-renewal of this Agreement will be treated as a material breach of this Agreement by the Company for purposes of Section 8(d)(iv).  If the Company provides notice of non-renewal to Executive prior to a Change of Control and the primary purpose of the Company providing such notice is to enter into a new written employment agreement or arrangement with Executive, the parties agree to work in good faith through, if necessary, the expiration of the Company’s cure period set forth in Section 8(d), to come to terms and conditions that are market at that time, including with respect to the amount of compensation to be provided to Executive, and that are consistent with good corporate principles at that time.

(g)           No Duty to Mitigate.  Executive will not be required to mitigate the amount of any payment contemplated by this Agreement, nor will any earnings that Executive may receive from any other source reduce any such payment.

(h)           Voluntary Resignation; Termination for Cause Termination as a Result of Death or Disability.  If Executive’s employment with the Company is terminated (i) voluntarily by Executive without Good Reason, (ii) for Cause by the Company or (iii) as a result of Executive’s death or Disability, then Executive will be entitled to the following: (a) unpaid Base Salary accrued up to the effective date of termination; (b) unpaid, but earned and accrued annual incentive for any completed fiscal year as of his termination of employment; (c) pay for accrued but unused vacation; (d) benefits or compensation as provided under the terms of any employee benefit and compensation agreements or plans applicable to Executive; (e) unreimbursed business expenses required to be reimbursed to Executive; (f) rights to indemnification Executive may have under the Company’s Articles of Incorporation, Bylaws, the Agreement, or separate indemnification agreement, as applicable and (g) any amounts as may then be established under the Company’s then existing written severance and benefits plans and practices or pursuant to other written agreements with the Company.  In addition, (i) all vesting will terminate immediately with respect to Executive’s outstanding equity awards, and (ii) all payments of compensation by the Company to Executive hereunder will terminate immediately (except as to amounts already earned).

10.           Code Section 280G Best Results.  If any payment or benefit Executive would receive pursuant to this Agreement or otherwise, including accelerated vesting of any equity compensation (“Payment”) would (i) constitute a “parachute payment” within the meaning of Section 280G of the Code, and (ii) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then such Payment shall be reduced to the Reduced Amount.  The “Reduced Amount” shall be either (x) the largest portion of the Payment that would result in no portion of the Payment being subject to the Excise Tax or (y) the largest portion, up to and including the total, of the Payment, whichever amount, after taking into account all applicable federal, state and local employment taxes, income taxes, and the Excise Tax (all computed at the highest applicable marginal rate), results in Executive’s receipt, on an after-tax basis, of the greater amount of the Payment notwithstanding that all or some portion of the Payment may be subject to the Excise Tax.  If a reduction in payments or benefits constituting “parachute payments” is necessary so that the Payment equals the Reduced Amount, reduction shall occur in the following order: (A) cash payments shall be reduced first and in reverse chronological order such that the cash payment owed on the latest date following the occurrence of the event triggering such excise tax will be the first cash payment to be reduced; (B) accelerated vesting of stock awards shall be cancelled/reduced next and in the reverse order of the date of grant for such stock awards (i.e., the vesting of the most recently granted stock awards will be reduced first), with full-value awards reversed before any stock option or stock appreciation rights are reduced; and (C) employee benefits shall be reduced last and in reverse chronological order such that the benefit owed on the latest date following the occurrence of the event triggering such excise tax will be the first benefit to be reduced.

The Company shall appoint a nationally recognized accounting firm to make the determinations required hereunder and perform the foregoing calculations.  The Company shall bear all expenses with respect to the determinations by such accounting firm required to be made hereunder.

The accounting firm engaged to make the determinations hereunder shall provide its calculations, together with detailed supporting documentation, to the Company and Executive within fifteen (15) calendar days after the date on which right to a Payment is triggered (if requested at that time by the Company or Executive) or such other time as requested by the Company or Executive.  Any good faith determinations of the accounting firm made hereunder shall be final, binding and conclusive upon the Company and Executive

11.           Section 409A.  Notwithstanding anything to the contrary in this Agreement, no Deferred Compensation Separation Benefits payable under this Agreement will be considered due or payable until and unless Executive has a “separation from service” within the meaning of Section 409A.  Notwithstanding anything to the contrary in this Agreement, if Executive is a “specified employee” within the meaning of Section 409A at the time of Executive’s “separation from service” other than due to Executive’s death, then any severance benefits payable pursuant to this Agreement and any other severance payments or separation benefits, that in each case when considered together may be considered deferred compensation under Section 409A (together, the “Deferred Compensation Separation Benefits”) and are otherwise due to Executive on or within the six (6) month period following Executive’s “separation from service” will accrue during such six (6) month period and will instead become payable in a lump sum payment on the date six (6) months and one (1) day following the date of Executive’s “separation from service.”  All subsequent Deferred Compensation Separation Benefits, if any, will be payable in accordance with the payment schedule applicable to each payment or benefit.  Each payment and benefit payable under this Agreement is intended to constitute separate payments for purposes of Section 1.409A-2(b)(2) of the Treasury Regulations.

Notwithstanding anything to the contrary in this Agreement, if Executive dies following his “separation from service” but prior to the six (6) month anniversary of the date of his “separation from service,” then any Deferred Compensation Separation Benefits delayed in accordance with this Section will be payable in a lump sum as soon as administratively practicable after the date of Executive’s death, but not later than ninety (90) days after the date of Executive’s death, and all other Deferred Compensation Separation Benefits will be payable in accordance with the payment schedule applicable to each payment or benefit.

It is the intent of this Agreement to comply with the requirements of Section 409A so that none of the severance payments and benefits to be provided under this Agreement will be subject to the additional tax imposed under Section 409A, and any ambiguities in this Agreement will be interpreted to so comply.  The Company and Executive agree to work together in good faith to consider amendments to this Agreement and to take such reasonable actions which are necessary, appropriate or desirable to avoid imposition of any additional tax or income recognition under Section 409A prior to actual payment to Executive.

12.           Proprietary Information and Inventions Agreement.  Executive confirms his continuing obligations under the Proprietary Information and Inventions Agreement dated November 8, 1999 (the “Confidentiality Agreement”).

13.           No Conflict.  Executive represents and warrants that his employment by the Company as described herein shall not conflict with and will not be constrained by any prior employment or consulting agreement or relationship.

14.           Miscellaneous.

(a)           Governing Law.  This Agreement will be governed by the laws of the State of California (with the exception of its conflict of law provisions).

(b)           Assignment.  This Agreement and all rights hereunder shall be binding upon and inure to the benefit of and be enforceable by the parties hereto and their respective personal or legal representatives, executors, administrators, heirs, distributees, devisees, legatees, successors and assigns.  This Agreement is personal in nature, and neither of the parties to this Agreement shall, without the written consent of the other, assign or transfer this Agreement or any right or obligation under this Agreement to any other person or entity; except that the Company may assign this Agreement to any of its affiliates or wholly-owned subsidiaries or to any successor-in-interest by virtue of a reorganization, merger or other form of business combination, provided, that such assignment will not relieve the Company of its obligations hereunder.  If Executive should die while any severance amounts are still payable to Executive hereunder, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to Executive’s devisee, legatee, or other designee or, if there be no such designee, to Executive’s estate.

(c)           Notices.  All notices, requests, demands and other communications called for hereunder will be in writing and will be deemed given (a) on the date of delivery if delivered personally; (b) one (1) day after being sent overnight by a well-established commercial overnight service, or (c) four (4) days after being mailed by registered or certified mail, return receipt requested, prepaid and addressed to the parties or their successors at the following addresses, or at such other addresses as the parties may later designate in writing:

If to the Company:
Attn: General Counsel
Cornerstone OnDemand, Inc.,
__________________
__________________

If to Executive:
at the last residential address known by the Company

(d)           Severability.  In the event that any provision hereof becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, this Agreement will continue in full force and effect without said provision.

(e)           Integration.  This Agreement represents the entire agreement and understanding between the parties as to the subject matter herein and supersedes all prior or contemporaneous agreements whether written or oral.  No waiver, alteration, or modification of any of the provisions of this Agreement will be binding unless in writing and signed by the Company and Executive.

(f)           Arbitration.  Any dispute or controversy arising out of or relating to any interpretation, construction, performance or breach of this agreement or the Confidentiality Agreement, will be settled by arbitration pursuant to the arbitration provisions set forth in the Confidentiality Agreement.

(g)           Headings.  All captions and section headings used in this Agreement are for convenient reference only and do not form a part of this Agreement.

(h)           Counterparts.  This Agreement may be executed in counterparts, PDF or facsimile, each an original and each having the same force and effect as an original and shall constitute an effective, binding agreement on the part of each of the undersigned.

IN WITNESS WHEREOF, each of the parties has executed this Agreement, in the case of the Company by its duly authorized officer, as of the day and year first above written.

COMPANY:

Cornerstone OnDemand, Inc.

By:	/s/ Adam Miller

Name:	Adam Miller

Title:	Chief Executive Officer

EXECUTIVE:

/s/ Steven Seymour
Signature

Steven Seymour
Name

[Signature Page to Employment Agreement]

Exhibit A	Form of Stock Option Agreement

Exhibit B	Release of Claims

Exhibit C	Form of Proprietary Information and Inventions Agreement